Exhibit 10.1

MarkWest Energy Partners, L.P.

Summary of Director Compensation

For 2006, each non-employee director of the general partner of MarkWest Energy Partners, L.P. will receive:

•     an annual retainer of $20,000,

•      $2,000 each regularly scheduled quarterly meeting attendance fee,

•      $1,000 committee meeting attendance fee, and

•      an annual grant of 1,000 shares of restricted stock of MarkWest Hydrocarbon.

The respective Chairs of the Audit Committee and of the Compensation Committee will receive an additional annual retainer of $4,000 and $2,000, respectively.  Employee directors receive no additional compensation for serving as directors.  Directors will be reimbursed for reasonable expenses incurred in connection with attending board and committee meeting or performing their duties as directors.